ATI Networks, Inc. and Subsidiary
Consolidated Financial Statements
For the Years Ended December 31, 1999 and 1998
With Independent Auditors' Report

Financial Data Schedule

	Balance Sheets					F- (2-3)

	Statements of Operations			F- (4-5)

	Statements of Stockholders' Equity		F - 6

	Statements of Cash Flows			F - (7-8)



INDEPENDENT AUDITORS' REPORT
TO THE BOARD OF DIRECTORS and SHAREHOLDERS
ATI Networks, Inc.


We have audited the accompanying consolidated balance sheets of ATI Networks, Inc. and Subsidiary (the "Company") as of December 31, 1999 and 1998, and the related consolidated statements of operations, statements of stockholders' deficit and cash flows for the years then ended. These consolidated financial statements are the responsibility of management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ATI Networks, Inc. and Subsidiary as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A to the consolidated financial statements, the Company has incurred recurring losses from operations and is in default of their bank loan and will require additional capital to fund its operations. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding these matters are also described in Note A. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As described in Note J to the consolidated financial statements, the accumulated deficit at the beginning of 1998 has been adjusted.


Hoffman, Morrison & Fitzgerald, P.C.

McLean, Virginia
April 28, 2000


A.	ORGANIZATION AND FINANCING

The Company
ATI Networks, Inc., and its wholly-owned subsidiary, ATI, Inc. (the "Company") is a U.S.-based company that is building a global e-business that can be used for business advertising, automated vehicle tracking, wireless communications, and entertainment. The principal market for the Company's products and technologies are companies seeking to advertise their products and services on these software platforms. Additional markets include companies with mobile assets, organizations requiring the wireless transfer of data and the general public.

Financing
The Company has incurred significant recurring losses from operations since inception and is in default of their bank loan (see Note C) and will require additional capital to fund its operations and meet its on-going obligations for 2000 and potentially beyond. Management believes they will be successful in their efforts to obtain such financing. There can be no assurance that the Company will not incur additional losses or will not require significant amounts of additional capital. The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. If the Company is unable to obtain sufficient additional financing, management believes it will be able to reduce discretionary spending in order to maintain its operations at a reduced level. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

B.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation - The accompanying consolidated financial statements present the consolidation of the financial statements of ATI Networks, Inc. and its wholly-owned subsidiary, ATI, Inc. Material inter-company transactions and balances have been eliminated in the consolidation.

Basis of accounting - The accounts of the Company are maintained on the accrual basis of accounting whereby revenue is recognized when earned, and costs and expenses are recognized when incurred.

Use of estimates and assumptions - Management uses estimates and assumptions in preparing consolidated financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from those estimates.


B.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Accounts receivable - The Company uses the allowance method to account for amounts, if any, of its accounts receivable which are considered uncollectible. The Company grants unsecured credit to its United States customers.

Cash and cash equivalents - For purposes of the statement of cash flows, the Company considers investments held in money funds to be cash equivalents.

Inventories - Inventories, consisting of computer software and hardware, are stated at the lower of cost, determined on the first-in, first-out method, or market.

Property and equipment - Property and equipment are stated at cost. Expenditures for additions and improvements are capitalized while replacements, maintenance and repairs which do not improve or extend the lives of the respective assets are expensed currently as incurred. Depreciation is provided over the estimated useful lives, ranging from 3-10 years, of the respective assets, using the straight-line method.

Advertising - Advertising costs are charged to operations as incurred. For the years ended December 31, 1999 and 1998, amounts charged to operations were $37,093 and $4,667, respectively.

Revenue recognition - Revenue is principally derived from sales of licenses for the Company's proprietary software, advertising on the Company's websites and commissions and fees relating to website activity. The revenue generated is recognized when the products are shipped or the services have been rendered.

Income Taxes - The Company, a C-corporation, accounts for income taxes under Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The principal differences are net operating loss and capital loss carryforwards and the use of accelerated depreciation methods to calculate depreciation expense for income tax purposes.


B.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Software development costs - SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed", requires capitalization of certain software development costs subsequent to the establishment of technological feasibility and readiness of general release. Costs incurred by the Company between the completion of technological feasibility and general release have been insignificant and have been expensed in the accompanying consolidated financial statements.

Net loss per common share - The Company reports basic and diluted earnings per share ("EPS") according to the provisions of SFAS No. 128, "Earnings Per Share." SFAS No. 128 requires the presentation of basic EPS and, for companies with complex capital structures, diluted EPS. As the Company has common stock and common stock equivalents outstanding, basic and diluted EPS are presented. Basic EPS excludes dilution and is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS is computed by dividing net income (loss) available to common stockholders, adjusted by any convertible preferred dividends; the after-tax amount of interest recognized in the period associated with any convertible debt; and any other changes in income or loss that would result from the assumed conversion of those potential common shares, by the weighted number of common shares and common share equivalents (unless their effect is anti-dilutive) outstanding.

Capital Structure - SFAS No. 129, "Disclosure of Information about Capital Structure," requires a summary presentation of the pertinent rights and privileges of the various securities outstanding. The Company's outstanding stock is completely comprised of voting common stock. There are no other rights or privileges to disclose. In addition, entities are required to disclose the number of shares issued upon conversion, exercise, or satisfaction of required conditions during the periods presented. See Note H for the options granted during 1998 and 1999 in accordance with the Company's Stock Option Plan.

Comprehensive Income - During 1998, the Company adopted Statement of Financial Accounting Standard (SFAS) No. 130, "Reporting Comprehensive Income." This pronouncement established standards for reporting and display of comprehensive income and its components in the financial statements. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Accordingly, the Company has modified the presentation of its consolidated financial statements to present the elements of comprehensive income, which included net income and unrealized losses on available-for-sale securities.



B.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Stock-based compensation - In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation", which encourages companies to recognize expense for stock-based awards based on their estimated fair value on the grant. SFAS is effective beginning with the year ending December 31, 1996. SFAS No. 123 permits companies to account for stock-based compensation based on provisions prescribed in SFAS No. 123 or based on the authoritative guidance in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". The Company has elected to continue to account for its stock based compensation in accordance with APB 25 which uses the intrinsic value method, however, as required by SFAS No. 123, the Company has disclosed the pro forma impact on the financial statements assuming the measurement provisions of SFAS No. 123 had been adopted. The Company accounts for all other issuances of equity instruments in accordance with SFAS No. 123.

Segment Information - Effective for financial statements for periods beginning after December 15, 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." This pronouncement requires public enterprises to report certain information about operating segments, including products and services, geographic areas of operations, and major customers. The Company has determined that it does not have any separately reportable business segments for the years ended December 31, 1999 and 1998.

NEW ACCOUNTING PRONOUNCEMENTS:

Derivatives Instruments and Hedging Activities - In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." It establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The FASB has recently issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of Effective Date of FASB Statement No. 133." The Statement defers for one year the effective date of SFAS No. 133. Management believes that the adoption of this standard will not have a material effect on the Company's financial position or results of operations.


C.	REVOLVING LINE OF CREDIT

The Company had a $50,000 line-of-credit with Bank One of Fond du Lac, which was due May 1998. Interest was payable monthly at prime plus 1/2%.
The line-of-credit was collateralized by a general business security agreement and personal guarantee of the majority shareholder. The line-of credit was paid off during 1998.

In September 1998, the Company signed another agreement for a $250,000 line-of-credit with Firstar Bank of Wisconsin. Accrued interest and outstanding principal was due and payable September 1999. The line-of-credit is collateralized by a general business security agreement. Outstanding borrowings, including interest and other charges, under this line-of-credit amounted to $269,602 and $200,238 at December 31, 1999 and 1998,
respectively. As of December 31, 1999 the Company is in default under the terms of the agreement. On March 30, 2000, the Company entered into an agreement with the bank consenting to a money judgment of $287,309, under which the bank consented to wait to docket and execute on the judgment until after May 31, 2000.

D.	COMMITMENTS AND CONTINGENCIES

	Capital lease obligations
The Company leases certain equipment held under capital lease agreements expiring in 2002. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The assets are amortized over their estimated productive lives. Amortization of assets under capital leases is included in depreciation and amortization expense.

Future minimum lease payments due under the capital lease agreement as of December 31, 1999 are as follows:

Year ending December 31:

    2000	$	3,762

    2001 		1,173

    2002   		684

Total minimum lease payments   	5,619
Less: amount representing interest   		(861)
   	4,758
Less: current portion  	(3,043)
Long-term capital lease obligations   $	1,715

D.	COMMITMENTS AND CONTINGENCIES (continued)

Operating lease
The Company leases its office facilities under a month-to-month operating lease. Rent expense under all operating leases amounted to $7,200 for the years ended December 31, 1999 and 1998.

Partnering agreement
The Company has entered into a partnering agreement with Sybesma Research, LLC ("Sybesma"), whereby Sybesma reimbursed the Company for approximately $157,000 of software development costs incurred by the Company for their LogiTrak and NavQuest software. The Company is obligated to pay a royalty to Sybesma equal to 15% of gross profits from their sale of these software products.

E.	INCOME TAXES

The benefit for income taxes is as follows for the years ended December 31:

             		1999			1998
Current	       $	-		$	-
Deferred	        -		 	-

Total benefit for income taxes 	$	-		$	-

A reconciliation of income tax at the statutory rate to the Company's effective rate is as follows for the periods ended December 31:

                                               		1999	   		1998

Computed at the expected statutory rate     	$	(83,400)	$	(78,500)
State income tax - net of Federal tax benefit		(12,200)  	(11,500)
Other, net                                       		200	      	600
Less valuation allowance		                      95,400    	89,400

Total benefit for income taxes               $      - 		  	$	-


E.	INCOME TAXES (continued)

Deferred tax assets and liabilities are as follows as of December 31:

                                             					1999  			1998

	Deferred tax assets:
	Net operating loss carryforward	           $		527,600	$	468,600
	Capital loss carryforwards			                   9,800   		9,800
	Accrued vacation		                              1,000	   	1,000
	Accrued payroll		                              63,500  		27,400
	Gross deferred tax assets	                   	601,900	 	506,800

	Deferred tax liabilities:
	Depreciation and amortization		                (5,300) 		(5,600)

	Valuation allowance		                        (596,600)		(501,200)
 Net deferred taxes	                           $	-	         	$	-

The change in the valuation allowance for the years ended December 31, 1999 and 1998 was $95,400 and $89,400 (as adjusted to reflect the prior-period adjustment, see Note J), respectively.

At December 31, 1999 and 1998, the Company had net operating loss carryforwards of approximately $1,318,000 and $1,193,000 respectively, for federal and State income tax purposes, which expire through 2019.

F.	RELATED PARTY TRANSACTIONS

As of December 31, 1999 and 1998, the balance of amounts due from the President of the Company was $60,000 and $60,000, respectively.

G.	EMPLOYEE INCENTIVE COMPENSATION PLAN

The Company has an incentive plan for the purpose of providing incentive compensation to officers and employees ("Plan"). The Plan provides that 25% of net income as defined in the Plan shall be placed in the Employee Incentive Fund, to be distributed to employees in amounts to be determined, at the sole discretion of the Employee Incentive Compensation Committee.

Participants in the Plan include all officers upon their initial hire date and all salaried employees upon their completion of 12 months employment with the Company. The Board of Directors reserves the right to amend, modify, suspend, or discontinue the Plan at any time.

There were no Company payments made under the Plan during the years ended December 31, 1999 and 1998.

H.	STOCK OPTION PLAN

The Company has a Stock Purchase and Option Plan ("Plan") under which it has granted stock options and warrants to purchase common stock to employees, directors, officers, and others at various times since 1994. Options and warrants are granted at an option price per share equal to or greater than fair value at the date of grant. Generally, options granted to employees vest over a five-year period and expire 10 years after the date of grant. Canceled options are available for future grant.

The following is a summary of stock option plan activity for the years ended December 31, 1999 and 1998:
		                                 1999     1998
	Shares:
	Granted:                         5,000     5,000
Exercised:                    (146,590)  (20,000)
		Canceled:                           -   (76,000)

December 31:
	Outstanding                 6,803,410  6,945,000
	Exercisable                 6,077,010  5,407,200

	Average exercise price per share
	Granted                    	$1.00      	$5.00
	Exercised                  	$0.10       $0.10
	Canceled                     -         	$3.25

December 31:

Outstanding                  $1.28      $1.26
Exercisable                  $1.25     	$1.14

Stock options outstanding at December 31, 1999 and 1998 had a range of exercise prices of $.10 to $5.00 and an average remaining contractual life of four years and five years, respectively.

Options outstanding at the beginning of the year ended December 31, 1998 have been restated and total 7,036,000.

Options outstanding with an exercise price of less than $1.00 totaled 6,108,410, of which 5,526,410 were exercisable at December 31, 1999. The remaining 695,000 options outstanding had a price of $1.00 or greater, of which 550,600 were exercisable at December 31, 1999. The weighted-average remaining contractual life for each of these groups of options was two years and six years, respectively.

H.	STOCK OPTION PLAN (continued)

The Company has adopted the disclosure only provisions of the Statements of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), but continues to measure compensation cost for the stock options using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25. Accordingly, no compensation expense has been recognized for the options granted, since the options are granted, at the discretion of the Board of Directors, at an option price per share not less than fair market value, as determined by the Board, at the date of grant.

If the Company had elected to recognize compensation expense based on the value at the grant dates with the method prescribed by SFAS 123; net loss would have been changed to the proforma amounts indicated in the table below:

For the year ended December 31, 1999:

                           Reported       ProForma
Net Loss                  $(244,840)     $(378,939)
Basic and diluted
earnings per share         $(.08)           $(.12)

	For the year ended December 31, 1998:

                        Reported      ProForma

Net Loss               $(230,915)    $(364,014)
Basic and diluted
earnings per share        $(.08)        $(.13)

For the years ended December 31, 1999 and 1998, the fair value of the stock has been estimated using the Black-Scholes option pricing model with the following assumptions: risk free interest rate of 5.65% and 5.26%, expected volatility of 516% and 139%, a dividend payout rate of 0% and an expected option life of 10 years.


I.	SHARE EXCHANGE WITH WATERFORD INTERNATIONAL, INC.

ATI, Inc. and Waterford International, Inc. ("Waterford") entered into a Plan of Share Exchange (the "Plan") dated as of April 21, 1998. Shareholders of ATI, Inc., a privately-owned company, exchanged all of the outstanding common shares of ATI, Inc. for an equal number of common shares of Waterford, a publicly-held company. As of the date of the share exchange Waterford International, Inc. was a non-operating public shell corporation with no net assets. In addition, ATI, Inc. paid $35,000 that was distributed to an existing shareholder of Waterford in exchange for shares distributed to Shareholders of ATI, Inc. Pursuant to the Plan, ATI, Inc. became a wholly-owned subsidiary of Waterford. Subsequent to the share exchange, Waterford changed its name to ATI Networks, Inc. Subsequent to the share exchange, shareholders of ATI, Inc. immediately prior to the share exchange, owned approximately 86% of Waterford.

Pursuant to accounting interpretations and guidance issued by the Division of Corporation Finance of the SEC, the share exchange was treated as a capital transaction in substance, rather than a business combination. Accordingly, the accompanying consolidated financial statements reflect the activities of ATI, Inc. prior to the date of the share transfer.

J. PRIOR-PERIOD ADJUSTMENT

The accumulated deficit at the beginning of 1998 has been adjusted to correct an error in the amount of capitalized software development costs and a related item for the liability for shared development costs previously shown as deferred revenue in the balance sheets of the wholly-owned subsidiary as of December 31, 1997 and 1996. The accumulated deficit, as of the beginning of 1998 has been increased by $321,778 due to this prior period adjustment. The impact of this change on 1997 and 1996 is as follows:

Accumulated
Deficit
	Net
	Loss
 Earnings
	Per Share
As previously stated, December 31, 1996
$	(595,299)
$	(129,627)
$	(.05)
Adjustment:
	Write-off of capitalized software
	development costs and deferred
	revenue, net
		(114,470)
		(114,470)
As restated, December 31, 1996
$	(709,769)
$	(244,097)
$	(.10)
As previously stated, December 31, 1997,
	including 1996 adjustments
 	(889,595)
$	(179,826)
$	(.07)
Adjustment:
	Write-off of capitalized software
	development costs and deferred
	revenue, net
		(207,308)
		(207,308)
As restated, December 31, 1997
$	(1,096,903)
$	(387,134)
$	(.15)

K.	NET LOSS PER COMMON SHARE
As required by SAFS No. 128, the following is a reconciliation of the basic and diluted EPS calculations for the periods presented:
                        December 31, 	1999	  	December 31,		1998
Net loss (numerator)      $	(244,840)           $	(230,915)
Weighted average share
(denominator)             	3,148,659             2,906,351
Basic net loss per share     	$	(.08)                $(.08)
Dilutive shares
(denominator)              3,148,659            	2,906,351
Diluted net loss per share    $	(.08)               $	(.08)

SFAS No. 128 also requires disclosure of any transaction occurring after the end of the most recent period but before issuance of the financial statements that would have materially changed the number of common shares or potential common shares outstanding at the end of the period if the transaction had occurred before the end of the period. There are no such matters to record.

1.	SUBSEQUENT EVENTS

On March 7, 2000, the Company received, for nominal consideration, $10 million in estimated value of media credits from Cable Print News Media company. The Company subsequently conveyed the media credits to Sterling Media Capital Fund, another company, which is consolidating such media credits for potential future gain, in exchange for 10 partnership units.


FINANCIAL STATEMENTS

December 31, 1998 and December 31, 1999

TABLE OF CONTENTS

FINANCIAL STATEMENTS

	Balance Sheets					F- (2-3)

	Statements of Operations			F- (4)

	Statements of Stockholders' Equity		F - 5

	Statements of Cash Flows			F - (7-8)

The accompanying notes are an integral part of these consolidated financial statements.
F-2

BALANCE SHEETS
December 31, 1999 and December 31, 1998

                            								1999  	1998

ASSETS
CURRENT ASSETS:
Cash and cash equivalents 		  		$  1,001  $  14,822
Accounts receivable, net 			     	15,000      1,175
Inventories 					                   	896        375
Prepaid expenses 				              			-         662
Total current assets 	         				16,897    17,034
PROPERTY AND EQUIPMENT:
Equipment 						                  	73,770    73,098
Furniture and fixtures 		        			8,432     8,432
                           								82,202    81,530
Less: accumulated
depreciation and amortization     (56,740)  (47,743)
Property and equipment, net        25,462    33,787
DUE FROM OFFICER/STOCKHOLDER       60,000    60,000
OTHER ASSETS:
Security deposit                      647       647
                               $  103,006   111,468

F-3

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Note payable                   $  269,602   $  200,238
Capital lease obligations           3,043        3,070
Accounts payable and
accrued expenses                   49,055       23,738
Accrued salaries-
officer/stockholders              164,583       73,666
Total current liabilities         486,283      300,712
Capital lease obligations           1,715        2,183
Total liabilities                 487,998      302,895

Stockholders' deficit:
Series A convertible preferred stock, $100 par value;
authorized 20,000,000 shares; none issued -    -
and outstanding
Common stock, no par value
Class A - authorized 20,000,000; 3,233,030 and
3,059,357 issued and outstanding for 1999
and 1998, respectively 1,192,325  1,136,391
Class B - authorized 20,000,000; none issued
and outstanding -    -
Less: stock subscription receivable for
Class A common stock               (9,659)        -
Accumulated deficit            (1,572,658)   (1,327,818)
Total stockholders' deficit      (374,992)     (191,427)
                               $  113,006    $  111,468

F - 4

ATI, NETWORKS, INC.

STATEMENTS OF OPERATIONS
Years Ended December 31, 1999 and 1998

Consolidated Statements of Operations
For the Years Ended December 31, 1999 and 1998

                          									1999       		1998
Net sales:
Software                       $  29,234    $  36,105
Websites                          15,000        4,100
Other                              6,483        1,219
Total net sales                   50,717       41,424
Operating expenses:
Cost of sales                     13,604       28,270
Research and development          27,230       15,683
Sales and marketing               57,016       34,847
General and administrative       147,279      155,735
Depreciation and amortization     11,825       13,439
Total operating expenses         256,954      247,974

LOSS FROM OPERATIONS            (206,237)    (206,550)
OTHER INCOME (EXPENSES):
Loss on sale of investments 						     0      (15,953)
Gain on disposal of property
  and equipment                      100          342
Dividend and interest income          72          238
Interest expense                 (28,775)      (8,992)
Total other expenses             (28,603)     (24,365)
NET LOSS              $  							(244,840) $  (230,915)
Net loss per common share
  (basic and diluted) $              (0.08)$    (0.08)

Weighted average number of
  common shares outstanding   	3,148,659    2,906,351


F - 5

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended December 31, 1999 and 1998

                                                 Accumulated other
Shares       Common  Accumulated  Stock          comprehensive
Outstanding  Stock   Deficit      Subscriptions  income          Total

Balance, December 31, 1997

2,597,840   $1,126,391  $(775,125)  $ -         $(16,800)     $334,466

Prior period adjustment (see Note J)
    -           -        (321,778)    -            -          (321,778)

Restated Balance, December 31, 1997

2,597,840    1,126,391   (1,096,903)  -          (16,800)       12,688

COMPREHENSIVE INCOME:
Realized loss on sale of investments
        -           -            -        -       16,800        16,800

Net loss
        -           -     (230,915)       -        -          (230,915)
Total comprehensive income
        -           -     (230,915)       -       16,800      (214,115)

Stock issuances
   12,000      30,000            -        -        -            30,000

Stock issuances in lieu of cash for compensation
   12,000      13,000            -        -        -            13,000

Exercise of stock options
   20,000       2,000            -        -        -            2,000

Share exchange (see Note I)
  417,517     (35,000)           -        -        -          (35,000)

Balance, December 31, 1998
3,059,357  $ 1,136,391  $ (1,327,818)     $ -      $ -      $ (191,427)

Stock issuances
      300       1,200            -        -        -             1,200

Stock issuances in lieu of cash for compensation
    26,783      40,075            -        -        -           40,075

Exercise of stock options
  146,590      14,659            -      (9,659)       -          5,000

Net loss (comprehensive net loss)
    -      	-             (244,840)       -          -        (244,840)

Balance, December 31, 1999
3,233,030  $ 1,192,325  $ (1,572,658) $ (9,659)      $ -    $ (389,992)


F - 7

ATI Networks, Inc.
Consolidated Statements of Cash Flows
For the Years Ended December 31, 1999 and 1998

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                               $  (244,840) $(230,915)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization                               11,825     13,439
Gain on disposal of property and equipment                    (100)      (342)
Loss on sale of investments                                      -     15,953
Stock issued for services in lieu of cash                   40,075     13,000
Change in assets and liabilities affecting operations:
Accounts receivable, net                                     1,175      6,938
Inventories                                                   (521)     9,675
Prepaid expenses                                               662        714
Security deposit                                                 -       (647)
Accounts payable and accrued expenses                       25,317      3,296
Accrued salaries- officer/stockholders                      90,917     73,666
Net cash used in operating activities                      (75,490)   (95,223)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of investments                                -      4,847
Purchases of property and equipment                           (340)    (4,230)
Increase in amounts due from officer/stockholder           (10,000)   (60,000)
Net cash used in investing activities                      (10,340)   (59,383)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of note payable                                       -    (50,000)
Proceeds from note payable                                  69,364    200,238
Payments on capital lease obligations                       (3,555)    (2,748)
Payment made for share exchange                                  -    (35,000)
Proceeds from capital stock issuances                        6,200     32,000
Net cash provided by financing activities                   72,009    144,490

CHANGE IN CASH AND CASH EQUIVALENTS                        (13,821)   (10,116)

CASH AND CASH EQUIVALENTS, beginning of year                14,822     24,938

CASH AND CASH EQUIVALENTS, end of year                    $  1,001  $  14,822

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest                                   $  28,775  $  8,992

NON-CASH INVESTING AND FINANCING ACTIVITIES
Financed acquistion of equipment through
capital lease obligation                    $  3,060  $      -